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Exhibit 99(a)

EISAI CO., LTD.

AND

JPMORGAN CHASE BANK,
As Depositary

AND

HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

Amended and Restated Deposit Agreement

Dated as of            , 2004 to the Deposit Agreement dated as of November 20, 1995

        AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of            , 2004 to the Deposit Agreement dated as of November 20, 1995 (as so amended and restated, the "Deposit Agreement") among EISAI CO., LTD. and its successors (the "Company"), JPMORGAN CHASE BANK, as depositary hereunder (the "Depositary"), and all holders from time to time of American Depositary Receipts issued hereunder ("ADRs") evidencing American Depositary Shares ("ADSs") representing deposited Stock (defined below).

WITNESSETH:

        WHEREAS, the Company and the Depositary entered into a deposit agreement dated as of November 20, 1995 (the "Old Deposit Agreement") to provide for the deposit of Stock (defined below) of the Company with the Depositary or with the Custodian as agent of the Depositary for the purposes set forth in such Old Deposit Agreement, for the creation of American depositary shares representing the Stock so deposited and for the execution and delivery of American depositary receipts ("Old Receipts") evidencing the American depositary shares;

        WHEREAS, the Company and the Depositary desire to amend certain terms of the Old Deposit Agreement in accordance with paragraph (16) of the form of ADR thereof and to reflect such amendments pursuant to the terms and conditions set forth in this Deposit Agreement; and

        WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of Stock of the Company from time to time with the Custodian for the purposes set forth herein, and for the issuance of ADRs, in respect of the Shares so deposited.

        NOW THEREFORE, in consideration of the premises, it is agreed by and among the parties hereto as follows:

        1.    Certain Definitions.

        (a)   "ADR Register" is defined in paragraph (3) of the form of ADR.

        (b)   "ADRs" mean the American Depositary Receipts executed and delivered hereunder. ADRs shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR"). The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

        (c)   Subject to paragraph (13) of the form of ADR, each "ADS" evidenced by an ADR represents the right to receive one share of Stock and a pro rata share in any other Deposited Securities.

        (d)   "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) named as Custodian in the form of ADR and any additional or substitute Custodian appointed pursuant to Section 9.

        (e)   "Deposited Securities" as of any time means all Stock at such time deposited under this Deposit Agreement and any and all other Stock, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Stock and other Stock, securities, property and cash.

        (f)    "Delivery Order" is defined in Section 3.

        (g)   "Holder" means the person or persons in whose name an ADR is registered on the ADR Register.

        (h)   "Securities Act of 1933" means the United States Securities Act of 1933, as from time to time amended.

        (i)    "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934, as from time to time amended.

        (j)    "Stock" means the shares in registered form of Common Stock, no par value, of the Company and shall include the rights to receive Stock specified in paragraph (1) of the form of ADR.

        (k)   "Transfer Office" is defined in paragraph (3) of the form of ADR.

        (l)    "Unit" means 100 shares of Stock or such other number of shares of Stock as the Articles of Incorporation of the Company may provide as a "Unit of Shares" for the purpose of the Japanese Commercial Code, as such Articles of Incorporation may be amended from time to time.

        (m)  "Withdrawal Order" is defined in Section 6.

        2.    ADRs.    ADRs shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs bearing the facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

        3.    Deposit of Stock.    In connection with the deposit of Stock hereunder, the Depositary or the Custodian may require the following in form satisfactory to it: (a) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited Stock (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Stock; (c) instruments assigning to the Custodian (as agent of the Depositary or its nominee) any distribution on or in respect of such deposited Stock or indemnity therefor; and, (d) proxies entitling the Custodian (as agent of the Depositary or its nominee) to vote such deposited Stock. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in the Deposit Agreement.

        4.    Issue of ADRs.    After any such deposit of Stock, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to the Deposit Agreement, shall execute and deliver at the Transfer Office to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

        5.    Distributions on Deposited Securities.    To the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of ADR is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

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        6.    Withdrawal of Deposited Securities.    In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a "Withdrawal Order"). Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable.

        7.    Substitution of ADRs.    The Depositary shall execute and deliver a new ADR of like tenor in exchange and substitution for any mutilated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

        8.    Cancellation and Destruction of ADRs.    All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs so cancelled in accordance with its customary practices.

        9.    The Custodian.    Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary may, upon consultation with the Company to the extent practicable, from time to time appoint one or more agents to act for it as Custodian hereunder in addition to or in lieu of the Custodian named in the form of ADR. Each Custodian so appointed (other than JPMorgan Chase Bank) shall give written notice to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms hereof. Any Custodian may resign from its duties hereunder by at least 30 days written notice to the Depositary. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. As soon as practicable after notice regarding the resignation of any Custodian has been received by the Depositary, or notice regarding the discharge of any Custodian has been made by the Depositary, the Depositary shall provide the Company with a copy of such notice. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act.

        10.    Co-Registrars and Co-Transfer Agents.    The Depositary may, upon consultation with the Company to the extent practicable, appoint and remove (i) co-registrars to register ADRs and transfers, combinations and split-ups of ADRs and to countersign ADRs in accordance with the terms of any such appointment and (ii) co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices in addition to the Transfer Office on behalf of the Depositary. Each co-registrar or co-transfer agent (other than JPMorgan Chase Bank) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of the Deposit Agreement.

        11.    Lists of Holders.    The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon its written request, a list of the

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names, addresses and holdings of ADSs by all Holders as of a date within seven days of the Depositary's receipt of such request.

        12.    Depositary's Agents.    The Depositary may perform its obligations under the Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed.

        13.    Successor Depositary.    If the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a bank or trust company having an office in the Borough of Manhattan, The City of New York, as successor depositary hereunder. Every successor depositary shall execute and deliver to its predecessor and to the Company written acceptance of its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become Depositary hereunder; but such predecessor, upon payment of all sums due it and on the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder and assigning all interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act. Upon the appointment of any successor depositary hereunder, any agent of the Depositary then acting hereunder shall forthwith become such agent hereunder of such successor depositary and such successor depositary shall, on the written request of any such agent, execute and deliver to such agent any instruments necessary to give such agent authority as such agent hereunder of such successor depositary. Such successor depositary shall promptly mail notice of its appointment to the Holders.

        14.    Reports.    On or before the first date on which the Company makes any communication publicly available to any securities regulatory authority or stock exchange in the United States, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary thereof (to the extent such English translation or summary thereof is submitted to the United States Securities and Exchange Commission under the Securities Exchange Act of 1934). In connection with any registration statement under the Securities Act of 1933 relating to the ADRs or with any undertaking contained therein, the Company and the Depositary shall each furnish to the other and to the United States Securities and Exchange Commission or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Stock and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery thereof for all purposes of the Deposit Agreement.

        15.    Additional Stock.    Neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Stock, rights to subscribe for Stock, securities convertible into or exchangeable for Stock or rights to subscribe for any such securities or shall deposit any Stock under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933. The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Stock identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

        16.    Indemnification.    The Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses

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of counsel) that may arise out of (a) its acceptance and performance of its powers and duties in respect of the Deposit Agreement, except to the extent such loss, liability or expense is due to its negligence or bad faith, or (b) any offer or sale of ADRs, ADSs, Stock or other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability or expense arises out of information (or omissions from such information) relating to it furnished in writing to the Company by it expressly for use in any such registration statement. The Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense incurred by the Company in respect of the Deposit Agreement to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary or any of its agents appointed pursuant to Section 10 or 12 hereof. The obligations set forth in this Section 16 shall survive the termination of the Deposit Agreement and the succession or substitution of any indemnified person.

        17.    Notices.    Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

      (a)
      JPMorgan Chase Bank
      4 New York Plaza (13th Floor)
      New York, New York 10004
      Attention: ADR Administration
      Fax: (212) 623-0079

      (b)
      EISAI CO., LTD.
      4-6-10 Koishikawa, Bunkyo-ku
      Tokyo 112-8088 Japan
      Attention: General Affairs Department
      Fax: 011 81 3 3811 3305

        Any and all notices given in accordance with this Section 17 shall be in the English language.

        18.    Miscellaneous.    The Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders of ADRs from time to time shall be parties to the Deposit Agreement and the Holders and owners of ADRs shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. The Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

        19.    Amendment and Restatement of Old Deposit Agreement.    The Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of the Deposit Agreement, and each Old Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement would prejudice any substantial existing right of Holders and Beneficial Owners of Old Receipts, such portion shall not become effective as to such Holders or Beneficial Owners with respect to such Old Receipts until 30 days after Holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders of notice of such amendment and restatement which notice contains a provision whereby such Holders can receive a copy of the form of ADR.

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        IN WITNESS WHEREOF, EISAI CO., LTD. and JPMORGAN CHASE BANK have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of ADRs shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof.

EISAI CO., LTD.
By:	Name: Title:
JPMORGAN CHASE BANK
By:	Name: Vice President:

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EXHIBIT A
ANNEXED TO AND INCORPORATED IN
DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

No. of ADSs:
Number
Each ADS represents One share of Stock
CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SHARES OF COMMON STOCK, NO PAR VALUE EACH

of

EISAI CO., LTD.

(Incorporated under the
laws of Japan)

THE RIGHT OF HOLDERS OF ADRS TO DIRECT THE VOTING OF SHARES MAY
BE RESTRICTED AS DESCRIBED IN PARAGRAPHS (6) AND
AND (12) BELOW. PURSUANT TO THE COMMERCIAL CODE OF JAPAN AND TO
EISAI CO., LTD.'S ARTICLES OF INCORPORATION, THE RELEASE OF THE
SHARES OF STOCK OF EISAI CO., LTD. UNDERLYING THE ADSs REPRESENTED
BY THIS ADR MAY BE LIMITED TO A UNIT OF 100 SUCH SHARES OF STOCK
(OR SUCH OTHER NUMBER OF SHARES OF STOCK AS THE ARTICLES OF
INCORPORATION MAY FROM TIME TO TIME DESIGNATE AS A "UNIT OF
SHARES") OR INTEGRAL MULTIPLES THEREOF.

        JPMORGAN CHASE BANK, a New York corporation, as depositary hereunder (the "Depositary"), hereby certifies that            is the registered owner (a "Holder") of American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one share of Common Stock in registered form, no par value each (including the rights to receive Stock described in paragraph (1), "Stock" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Stock, the "Deposited Securities"), of EISAI CO., LTD., a corporation organized under the laws of Japan (the "Company"), deposited at the office of the custodian appointed under the Deposit Agreement (subject to paragraph (15), the "Custodian"), under the Amended and Restated Deposit Agreement dated as of            , 2004 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

        (1)    Issuance of ADRs.    This ADR is one of the ADRs issued under the Deposit Agreement. Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Stock in form satisfactory to the Custodian; (b) rights to receive Stock from the Company or any registrar, transfer agent, clearing agent or other entity recording ownership of shares of Stock or transactions; or, (c) other rights to receive Stock (until such Stock are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (a) owns such Stock, (b) assigns all beneficial right, title and interest therein to the Depositary, (c) holds such Stock for the account of the Depositary and (d) will deliver such Stock to the Custodian as soon as practicable and promptly upon demand therefor and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs), except to the extent that the Depositary (in its sole discretion) determines that unusual market conditions require the issuance of Pre-released ADRs in addition to 20% of all such ADSs. The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Stock, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Stock under the Deposit Agreement represents and warrants that such Stock are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that such Stock is owned by a non-resident of Japan for purposes of the Foreign Exchange and Foreign Trade Control law of Japan, that the person making such deposit is duly authorized so to do and that such Stock are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Stock and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Stock required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Stock identified by the Company in order to facilitate the Company's compliance with such Act.

        (2)    Withdrawal of Deposited Securities.    Subject to paragraphs (4) and (5), upon surrender of this ADR in form satisfactory to the Depositary at the Transfer Office, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by the deliverable portion of this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Upon surrender of an ADR or ADRs by a Holder to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Japanese Commercial Code, the Depositary will effect the delivery to such Holder of only that portion of Stock

(and any other Deposited Securities relating to such Stock) comprising a Unit or an integral multiple thereof (the "deliverable portion" of such ADR or ADRs). As of the date of the Deposit Agreement, a Unit is comprised of 100 shares of Stock (a "Unit of Shares"). For the purpose of the foregoing sentence, the deliverable portion shall be determined on the basis of the aggregate number of shares of Stock represented by the entire amount of the ADSs evidenced by the ADR or ADRs surrendered by the same Holder at the same time. The Depositary will promptly advise such Holder as to the amount of Stock and Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such Holder a new ADR evidencing such non-deliverable portion. In addition, the Depositary shall notify such Holder of the additional amount of ADSs which such Holder would be required to surrender in order for the Depositary to effect delivery of all the Stock and Deposited Securities represented by the ADSs of such Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

        (3)    Transfers of ADRs.    The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; providedthat the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company.

        (4)    Certain Limitations.    Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Stock or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law (including, without limitation, the Foreign Exchange and Foreign Trade Law of Japan), regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Stock, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

        (5)    Taxes.    If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Stock. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Stock or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Depositary shall forward to the Company such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and the Depositary or the Company or its agents may file such reports as are necessary to obtain benefits under any applicable tax treaties for Holders.

        (6)    Disclosure of Beneficial Ownership    (a)    Without prejudice to the requirements of applicable law concerning disclosure of beneficial ownership of shares of Stock, any Beneficial Owner (as defined below) of ADSs who becomes, or ceases to be, directly or indirectly, the Beneficial Owner of more than 5% of all outstanding shares of Stock (whether such interest is held in whole or only in part through ADRs) shall, within five days (excluding Saturdays, Sundays and legal holidays in Japan) following such event, send written notice to the Depositary at its Transfer Office and to the Company at its principal office in Japan at 4-6-10 Koishikawa, Bunkyo-ku, Tokyo 112-8088, Japan containing the following information:

            (i)    the name, address and nationality of such Beneficial Owner and all other persons by whom or on whose behalf such shares of Stock have been acquired or are held; the number of ADSs and total shares of Stock (including ADSs) beneficially owned, directly or indirectly, by such Beneficial Owner immediately before and immediately after the event requiring notification; the names and addresses of any persons other than the Depositary, the Custodian, or either of their nominees, through whom such beneficially owned shares of Stock are held, or in whose name such shares of Stock are registered in the Company's share register, and the respective numbers of shares of Stock beneficially held through each such person; the date or dates of acquisition of the beneficial interest in such shares of Stock; and the number of any shares of Stock in which such Beneficial Owner has the right to acquire, directly or indirectly, beneficial ownership and material information as to such right(s) of acquisition; and

            (ii)   the names, addresses and nationalities of any persons with whom such Beneficial Owner is acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of a beneficial interest in shares of Stock; and the number of shares of Stock being acquired, held, voted or disposed of as a result of such association (being the total number held by such group).

          Any Beneficial Owner of more than 5% of all outstanding shares of Stock shall promptly notify the Depositary and the Company as provided above of any material change in the information previously notified, including, without limitation, a change of 1% or more of the percentage of total shares of Stock to which the beneficial ownership relates.

          As used herein, the "Beneficial Owner" of shares of Stock means a person who, directly or indirectly, through any contract, trust, arrangement, understanding, relationship, or otherwise, has an interest in any shares of Stock, including any shares of Stock which underlie any ADS issued hereunder (including having the right to exercise or control the exercise of any right conferred by the holding of such shares of Stock or the power to vote or to direct voting or the power to dispose or to direct disposition), and includes any Holder of an ADS.

          (b)   Without prejudice to the requirements of applicable law and the provisions of the Company's Articles of Incorporation, any Beneficial Owner of shares of Stock shall, if so requested in writing by the Company, provide such information with respect to the beneficial ownership of shares of Stock (including not only shares of Stock underlying ADSs, but also any other shares of Stock in which such Beneficial Owner has an interest and including any security convertible into, exchangeable for or exercisable for shares of Stock) by such Beneficial Owner as is requested by the Company. Such Beneficial Owner shall provide such information to the Company in writing within the time specified by the Company. Copies of any such request and responses shall be contemporaneously sent to the Depositary at its Transfer Office.

          (c)   If the Company notifies the Depositary in writing that a particular Beneficial Owner has not complied with subsections (a) or (b) above, the Depositary shall use reasonable efforts not to vote or cause to be voted any shares of Stock held by it or any Custodian as to which such Beneficial Owner of such shares of Stock shall have failed to comply with the provisions of subsections (a) or (b) above but only to the extent that such Beneficial Owner is the Beneficial Owner of an ADR or ADRs.

        (7)    Charges of Depositary.    The Depositary may charge each person to whom ADSs are issued against deposits of Stock, including deposits in respect of Stock Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADSs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) delivered or surrendered. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Stock Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Stock), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Stock, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Stock or Holders withdrawing Deposited Securities; there are no such fees in respect of the Stock as of the date of the Deposit Agreement), and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

        (8)    Available Information.    The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company furnishes the United States Securities and Exchange Commission (the "Commission") with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Securities Exchange Act of 1934. Such reports and documents may be inspected and copied at the public reference facilities maintained by the Commission located at the date of the Deposit Agreement at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

        (9)    Execution.    This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, AS DEPOSITARY
By	Authorized Officer

        The Depositary's office is located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF ADR]

        (10)    Distributions on Deposited Securities.    Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs: (a) Cash: Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to appropriate adjustments for (i) taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Stock. (i) Additional ADRs evidencing whole ADSs representing any Stock available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Stock (a "Stock Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Stock received in a Stock Distribution, which Stock would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Stock or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Stock Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

        (11)    Record Dates.    The Depositary may, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

        (12)    Voting of Deposited Securities.    As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Stock or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials in English as translated by the Company, (b) that each

Holder on the record date set by the Depositary therefor will be entitled, subject to any applicable provision of Japanese law and of the Articles of Incorporation of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions (or deemed instructions in accordance with the last sentence of this paragraph) to give a discretionary proxy to a person designated by the Company. Because of the unit share system adopted by the Company in accordance with Japanese law, the Depositary shall in no event vote or exercise the right to vote Deposited Securities other than in a Unit or integral multiples thereof and may therefore not be permitted to vote all Deposited Securities in respect of which it has received voting instructions from the Holder. In voting or exercising the right to vote Deposited Securities the Depositary shall, to the extent possible, aggregate Deposited Securities represented by ADSs evidenced by ADRs as to which the Holders thereof have given the same or similar instructions. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

        (13)    Changes Affecting Deposited Securities.    Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR after consultation with the Company to the extent practicable or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Stock Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

        (14)    Exoneration.    The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Securities (including the Articles of Incorporation or the Share Handling Regulations of the Company), act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary or its agents appointed pursuant to Section 10 or 12 of the Deposit Agreement. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

        (15)    Resignation and Removal of Depositary; the Custodian.    The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

        (16)    Amendment.    Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

        (17)    Termination.    The Depositary shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate this Deposit Agreement, after giving the notice set forth in the preceding sentence of this paragraph (17) at any time after 60 days has elapsed after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 13 of the Deposit Agreement and paragraph (15) of this ADR before the end of such 60 days.After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

        (18)    Change in Unit.    The Company agrees that it shall give notice to Holders of ADRs of any amendment to its Articles of Incorporation changing the number of shares of Stock previously designated as a Unit as soon as practicable but no later than two weeks after the adoption of a shareholders' resolution giving effect to such change in Unit.

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  Exhibit 99(a)